Exhibit 99.1

VIVUS, INC.

Moderator: Tim Morris

August 11, 2009

3:30 pm CT

Operator:  Good day everyone and welcome to the VIVUS second quarter 2009 earnings results conference call.  Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Tim Morris.  Please go ahead, sir.

Tim Morris:  Thank you, Cynthia.  Before we get started, I’d like to remind you that during the course of this conference call, VIVUS may make projections or other forward looking statements regarding future events or the future financial performance of the company.

We wish to caution you that such statements are just predictions and actual events or results may differ materially.  Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2008 and the periodic reports filed with the Securities and Exchange Commission.  These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward looking statements.

I will now turn the call over to Mr. Leland Wilson, president and CEO of VIVUS.

Leland Wilson:  Thank you, Tim.  Good afternoon and thank you for joining us today.  Joining me on the call today along with Tim will be Peter Tam, our chief operating officer.

The second quarter of 2009 was business as usual as both Qnexa and avanafil projects continued on schedule with no new data to announce.

For Qnexa, as mentioned on the last call, the data release for the remaining phase III studies will be in the third quarter of this year.  We are on schedule to meet that goal.  All of us are looking forward to the release of this data.

The highlights of the second quarter include two podium presentations at the American Diabetes Association’s scientific sessions.  At the first, Dr. Louis Aronne, a principal investigator in the EQUATE study, presented data that demonstrated the potential benefits of Qnexa in pre-diabetic patients.  In the Qnexa study — or in the EQUATE study, we found that subjects treated with Qnexa had a significant reduction in HbA1c compared to an increase in HbA1c observed in the placebo-treated subjects.  The EQUATE study showed that Qnexa treatment can have a positive impact on the blood sugar levels of non-diabetic patients.  This finding is significant because it indicates that Qnexa may hold the promise of potentially altering the progression of type 2 diabetes.

The second podium presentation was by Dr. Timothy Garvey, from the University of Alabama-Birmingham.  Dr. Garvey presented the results from the phase 2 one-year study in obese diabetics.  DM-230 enrolled approximately 130 patients at 10 sites in the United States.  In this study, Qnexa demonstrated a continuing reduction in HbA1c of 1.6% at one year.  In addition, over this one-year period, diabetic subjects treated with Qnexa lost 9.4% of their baseline body weight.  Subjects treated with Qnexa also experienced significant reductions in blood pressure, triglycerides and waist circumference.  This is the first time that we are aware of that a weight loss agent has been able to achieve a continuing glycemic improvement in both HbA1c and fasting plasma glucose at one year, while achieving a reduction in concomitant diabetic medications.  Feedback from these presentations at the ADA was excellent.  This year, more than in prior years, we have seen greater emphasis on the relationship of obesity and type 2 diabetes and the importance of drugs that can assist with weight loss and help with blood sugar control.

I am also pleased to announce that the results of DM-230 study have been accepted by the European Association for the Study of Diabetes.  Dr. Garvey will present the results in Vienna on October 2.  The EASD meeting is the pre-eminent diabetes meeting in Europe, and we welcome the chance to share our finding with European colleagues.

I now would like to turn the call over to Peter to give you an update on the clinical progress.

Peter Tam:  Thanks, Lee.

As Lee mentioned, the results from the two remaining year-long studies of Qnexa in obesity are due this quarter.  As a reminder, these studies were specifically designed to evaluate the safety and efficacy of Qnexa in two at-risk populations, that is, patients with multiple weight-related co-morbidities such as diabetes, hypertension and dyslipidemia, and patients with morbid obesity.

The largest of our phase III studies, the CONQUER study, has been conducted under a Special Protocol Assessment with the FDA just like our previously-reported EQUATE study.  These two year-long studies together with the previous studies will provide data on over 5,000 patients covering the various segments of the obese population, and these are healthy obese patients, morbidly obese patients that would be candidates for bariatric surgery, obese patients that have high blood pressure and/or high cholesterol, and lastly, obese diabetics.  We are scheduled to have data from these two year-long trials released in the third quarter of 2009.  For the NDA, we remain on schedule to complete our NDA by the end of the year.

Turning to avanafil, we announced in the second quarter the completion of enrollment in the first phase III study of erectile dysfunction in a general ED population.  Over 650 patients have been enrolled and we expect top-line results in the fourth quarter of 2009.  We also announced the initiation of the open-label safety study of avanafil, and I’m pleased to announce that we have initiated the third and final phase 3 study for avanafil, TA-303.  This is a multi-center, randomized, double-blind, placebo-controlled trial that will evaluate the safety and efficacy of avanafil in the treatment of ED in men who have undergone a radical prostatectomy for prostate cancer.  We plan to enroll approximately 375 patients at about 30 sites in the United States.  This study represents the last of three registration studies for the phase 3 avanafil program.

I will now turn the call over to Tim to discuss our financial results and our IR activities.  Tim?

Tim Morris:  Thank you, Peter.

Let’s start with the cash.  At the end of June, VIVUS had cash, cash equivalents and available-for-sale security of $144 million.  That compares to the $165 million that we had at the end of March.  The decrease in cash, cash equivalents and available-for-sale securities of $21 million is the net result of cash used for operating investing activities offset by the cash provided from Deerfield for the avanafil program in the second quarter of 2009.  As it relates to the rest of the financial results, I would refer you to the press release for more information on the Q2 and the earnings for the first half of the year.

On the IR front, we continue to meet with investors and analysts to share the VIVUS story.  Upcoming presentations include a presentation on Thursday at the Canaccord Adams Growth Stock Conference in Boston.  Also, participation here in Mountain View with the Wedbush Morgan and Piper Jaffray West Coast bus tours.  In September, we expect presentations at the Rodman Conference, the Bio Century Conference, the UBS Conference, all in New York, and the Thomas Weisel Partners Conference in Boston.

With that, I’d like to turn the call back over to Leland for a few additional comments.

Leland Wilson:  Thanks, Tim.

With the year half over, the best is yet to come.  In the third quarter of 2009, we expect to release phase 3 EQUIP and CONQUER top-line data for the Qnexa obesity program.  We also expect to report data for the first study of avanafil for the treatment of erectile dysfunction in the fourth quarter of this year.  And finally, we believe we are on track to file our NDA for Qnexa for the use in the treatment of obesity in late 2009.

With that, I’d like to open the call up for questions.  Operator?

Operator:  Thank you.  The question and answer session will be conducted electronically.  If you would like to ask a question at this time, you may do so by pressing the star key followed by the digit 1 on your touch tone telephone.  If you are using a speakerphone, please make sure the mute function is turned off to allow the signal to reach our equipment.  Once again, if you would like to ask a question, please press star 1.  We will pause for a moment to give everyone an opportunity to signal.

We will take our first question from Cory Kasinov with JPMorgan.  Please go ahead.

Cory Kasinov:  Hey, good afternoon, guys.  Thanks for taking a question.  First of all, on the Qnexa phase 3 program, I’m just wondering have you been getting real time feedback on aggregate SAEs over the course of the phase 3 trials?  And if so, can you comment on whether or not they’ve been in line with your preceding expectations?

Peter Tam:  Hi, Cory, it’s Peter.  As a policy, we don’t comment on the ongoing or the phase 3 studies — not ongoing, but certainly we don’t comment until the data are released.

Cory Kasinov:  Can you say whether or not you’ve been getting the report without saying whether it’s in line with expectation?

Leland Wilson:  We don’t comment on those kinds of things, Cory.  I think that’s going to be good enough there.

Cory Kasinov:  OK.  All right.  Then, the only other thing I would — this is more of a housekeeping question — On spend over the second half of the year and primarily R&D trends, now that the clinical component of Qnexa is wrapping up, how should we be thinking about R&D spending for the third and fourth quarter?

Tim Morris:  Yes.  I mean, obviously the bulk of the expenses have occurred.  The spending itself isn’t exactly linear, but I would expect the second half to be a little bit lighter than the first.  I haven’t changed my guidance on the overall picture, though, for the year, Cory.

Cory Kasinov:  OK.  Thank you.

Operator:  We’ll take our next question from Michael Tong with Wells Fargo.  Please go ahead.

Michael Tong:  Hi.  Good afternoon.  Tim, just to clarify on that, as far as the guidance for your spend for the rest of the year, you’re still expecting to exit ‘09 with about $100 million in cash and cash equivalents?

Tim Morris:  That’s correct, Michael.

Michael Tong:  OK.  And the other question I have had to do with Qnexa in diabetes.  Is there any work been done, any hypothesis been formulated with regard to potential combination use with other type 2 agents out there?  DPP4s or anything like that?

Peter Tam:  Yes, Michael, it’s Peter.  The phase 3 study, the CONQUER study, obviously, has a group of — a subgroup of patients with diabetes and we didn’t specifically exclude any oral medications for the treatment of diabetes.  So we will have those data in subgroup analyses.

Michael Tong:  Great.  Thank you.  And you expect to delineate that as well when you report the top line data?

Peter Tam:  Yeah, probably not.  The top-line data doesn’t go into the level of detail that we’re talking about here.

Michael Tong:  Great.  Thank you.

Operator:  We will take our next question from Mike King with Merriman.  Please go ahead.

Mike King:  Thanks.  Good afternoon.  Can you guys hear me?

Leland Wilson:  Yes, we can.

Mike King:  I just wanted to follow up on the previous question.  I know that you guys have talked about the potential for doing one of these matrix studies in type 2’s and is that still on the drawing board?  And what are the criteria for your decision whether or not to proceed with that?

Peter Tam:  Well, Mike, a large part of it has to do with, again, the phase 3 CONQUER study and that study — just as sort of background a little bit and that is, you know, we’re studying a couple of doses, the mid and the full dose of Qnexa.  So we’ll be able to see, you know, who are the responders or non responders and con-meds that these patients are on, and that will provide a very good level of understanding in terms of how we should engineer our, you know, future matrix study.

Mike King:  I see.  So — go ahead, I’m sorry.

Leland Wilson:  Yes, Mike, it’s Lee.

Mike King:  Hi, Lee.

Leland Wilson:  I would comment that we have, you know, released data — phase 2 data on diabetic patients, which were pretty exceptional.  I mentioned in the part of the presentation here that we believe this drug has remarkable potential in the treatment of diabetic patients, and we’ve also released data to show that if you treat pre-diabetic patients, you can show a statistically significant difference between placebo and active even though their HbA1c’s were extremely low.  This drug has, I think, great potential in the treatment of diabetic population.  But as Peter said, we’ll refine that based on the very large 303 study.

Mike King:  Right.  I’m not trying to question the hypothesis.  I would agree with everything you just said.  I just, you know — I think the question is, what — you know what does one want on one’s label, whether it be a claim or just a, you know, a box within the, you know, the clinical section.  Your competitors also have segregated out specific, you know, studies in type 2 diabetes that would just seem competitively a wise choice for you guys to make.  But I understand that you’ve got to figure out what the profile looks when you get the CONQUER results.

Leland Wilson:               Yes.

Mike King:                                     Can we also ask about the longer term data?  Are we going to see further EQUATE data at any time this year?  Will we see any follow up to the six-month time point in ‘09 for EQUATE?

Peter Tam:  No.  EQUATE is done.  So there won’t be any follow up on that.

Mike King:  OK.  And then what about EQUIP and CONQUER once we pass the one-year mark?  Are we going to get two-year data at some point down the road?

Peter Tam:  At some point down the road, yes, for the continuation of the CONQUER study.

Mike King:  OK.  For just CONQUER?  Oh, yes, that’s right, 305, correct?

Peter Tam:  Yes.

Mike King:  OK.  Thanks very much.

Operator:  We will take our next question from Terrence Flynn with Lazard Capital Markets.  Please go ahead.

Anna Petrovic:  Hi, this is actually Anna Petrovic.  Thanks for taking my question.  Regarding the bio equivalence-t study for Qnexa, could you possibly elaborate on the trial design in terms of size and duration and when you think you’ll have the data in hand?

Peter Tam:  Just to make a brief comment.  The — We’re not going to go into the design.  This is a very standard bioequivalency study.

Anna Petrovic:  OK.

Peter Tam:  So there’s really nothing magical about it and it’s all part of the process improvement that we’ve made to — as part of drug development.  It is — I do want to comment, it is a single-dose study.  So that has absolutely no bearing on or impact on our NDA filing timeline.  We actually had already planned this as part of our NDA and again, it is not going to affect the NDA timeline at all.

Anna Petrovic:  OK.  Thank you.

Operator:  We will take our next question from Marc Robins with The Robins Group.  Please go ahead.

Marc Robins:  My question was actually answered.  But I want to make sure that when you release — and I want to make sure that I hear this correctly — when you release data about the year-long trials, this is going to be top-line data only?

Leland Wilson:  Yes.  It’s — What’s the definition top-line here?  We will give you plenty of color, but I want to make sure that we preserve the right to publish this.  I mean I think this has the potential to be published in one of the top medical journals and that we are currently working with them now on what we are able to release at that time.  But you will have plenty of information that will give you a very clear picture about this drug.

Marc Robins:  Thank you, Lee.  That’s a much better answer.

Operator:  And gentlemen, at this time, there are no further questions.  Mr. Wilson, I will turn the conference back over to you for any closing comments.

Leland Wilson:  OK.  Well, it’s nice to see the attendance in today’s call.  It’s a very exciting time here.  We’re getting close to our data and I can tell you that everybody at VIVUS is really having a great time and enjoying themselves here tremendously and we’re privileged to, I believe, privileged to be able to work on a drug like Qnexa and even avanafil, as well.  So we’re just looking forward to the data just like all of the rest of you are.  As soon as we get it, we’ll have it out to you as fast as we possibly can.  So thanks, everybody.  I appreciate your support.

Operator:  Ladies and gentlemen, this will conclude today’s conference call.  We thank you for your participation.

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